Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

                                        CONTACT:   William L. Hiott, Jr.
                                        TELEPHONE: (843) 724-1500
                                        DATE:      December 20, 2007

                                                              FOR USE: IMMEDIATE

NEWS RELEASE
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FOR IMMEDIATE RELEASE


              Bank of South Carolina Corporation Declares Dividend

      CHARLESTON, S.C., Dec. 20 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a $.16 per share quarterly dividend payable January 31, 2008 to shareholders of record as of December 31, 2007. Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "Although the last three quarters of 2007 have been a challenge, we go into 2008 with good earnings, strong liquidity, capital and asset quality, which will give us the capacity to respond to good business development opportunities."

      The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.